Exhibit 11

                          Thermo Electron Corporation
                       Computation of Earnings per Share

                                         1993           1992           1991
                                     -----------    -----------    -----------
Computation of Fully Diluted
Earnings per Share Before
Cumulative Effect of Change
in Accounting Principle:

Income:
Income per primary computation       $76,633,000    $60,594,000    $47,054,000

Add: Convertible debt interest,       10,273,000      6,010,000      4,166,000
      net of tax
                                     -----------    -----------    -----------
Income applicable to common stock
assuming full dilution (a)           $86,906,000    $66,604,000    $51,220,000
                                     -----------    -----------    -----------
Shares:
 Weighted average shares outstanding  43,779,422     40,049,444     35,836,484

 Add: Shares issuable from assumed
      conversion of convertible
      debentures                      11,256,368      6,483,917      5,027,151

      Shares issuable from assumed
      exercise of options (as
      determined by the application
      of the treasury stock method)      483,718        629,911        847,848
                                     -----------    -----------    -----------
 Weighted average shares outstanding,
 as adjusted (b)                      55,519,508     47,163,272     41,711,483
                                     -----------    -----------    -----------
Fully diluted earnings per share
before cumulative effect of change
in accounting principle (a) / (b)    $      1.57    $      1.41    $      1.23
                                     ===========    ===========    ===========
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                          Thermo Electron Corporation
                       Computation of Earnings per Share (continued)

                                         1993           1992           1991
                                     -----------    -----------    -----------
Computation of Fully Diluted
Earnings per Share:

Income:
Income per primary computation       $76,633,000     $59,156,000    $47,054,000

Add: Convertible debt interest,
     net of tax                       10,273,000       6,010,000      4,166,000
                                     -----------     -----------    -----------
Income applicable to common stock
assuming full dilution (c)           $86,906,000     $65,166,000    $51,220,000
                                     -----------     -----------    -----------
Shares:
 Weighted average shares outstanding  43,779,422      40,049,444     35,836,484

 Add: Shares issuable from assumed
      conversion of convertible
      debentures                      11,256,368       6,483,917      5,027,151

     Shares issuable from exercise
     of options (as determined by
     the application of the treasury
     stock method)                       483,718         629,911        847,848
                                     -----------     -----------    -----------
 Weighted average shares outstanding,
 as adjusted (d)                      55,519,508      47,163,272     41,711,483
                                     -----------     -----------    -----------
Fully diluted earnings per share
(c) / (d)                            $      1.57     $      1.38    $      1.23
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